PRESS RELEASE
FOR IMMEDIATE RELEASE

UPDATE ON SINOBIOMED’S AGREEMENT TO ACQUIRE CHINESE
PHARMACEUTICAL DISTRIBUTOR FOR USD $2.4 MILLION

ACQUISITION GIVES SINOBIOMED CONTROL OF
OF SUZHOU BOAI, SFDA GSP-CERTIFIED PHARMACEUTICAL
DISTRIBUTOR THAT EXPANDS MARKET REACH IN CHINA

Shanghai, China - August 14, 2007 - Sinobiomed Inc. ("Sinobiomed", or "the Company") (OTCBB: SOBM) is pleased to announce that its 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"), signed a formal Equity Transfer Contract on August 6, 2007 with the equity owners of Suzhou Boai Medical Development Company ("Suzhou Boai") to acquire a 90% interest in Suzhou Boai, a pharmaceutical distribution firm.

Under the contract, all the equity owners of Suzhou Boai will transfer all of their equity to Shanghai Wanxing, except for one equity owner who will retain a 10% interest, for a transfer price of approximately USD$2.4 million. Shanghai Wanxing paid the first 30% of the transfer price on August 7, 2007, which was to be paid within three days of signing the Equity Transfer Contract. In addition, the Equity Transfer Contract requires that Shanghai Wanxing pay 55% of the transfer price one week after registration of the equity alteration and 15% of the transfer price six months after registration of the equity alteration. However, Shanghai Wanxing reserves the right to reduce the final payment by the amount of any uncollectible receivables and other bad debts that occurred prior to June 30, 2007.

The transfer, when complete, gives Shanghai Wanxing control of Suzhou Boai, which is GSP certified by the Chinese State Food and Drug Administration (SFDA). GSP stands for Good Supply Practice, and certification safeguards the safety and quality of pharmaceutical products in business transactions.

In recent years China has made significant regulatory changes in an effort to modernize its pharmaceutical industry and bring it in line with international standards. These include reorganizing the former State Drug Administration into the SFDA based on the U.S. Food and Drug Administration (FDA) model, thoroughly amending drug regulation and enhancing intellectual property protection.

According to management prepared financial statements, Suzhou Boai's 2006 total sales revenue was approximately US$18 million and for the six months ended June 30, 2007, it is approximately US$11 million. A U.S. GAAP audit is expected to be completed and filed by October 16, 2007.

The pharmaceutical distribution company, located in Suzhou, about 100 km east of Shanghai, has two wholly owned subsidiaries; one sells vaccines, the other medical devices. Suzhou Boai is engaged in the wholesale supply of biological products, chemical medicines and Chinese traditional medicine in southern and east central China.

Shanghai Wanxing's 3,000 square meter manufacturing plant in Shanghai already has SFDA GMP certification. GMP stands for Good Manufacturing Practice, which focuses on product quality and hygiene practice during the manufacturing process.

"The acquisition of Suzhou Boai's well developed product distribution network -- in combination with Shanghai Wanxing's existing products, robust product pipe line and GMP certification -- is expected to accelerate and expand sales and revenue," according to Shanghai Wanxing President and CEO, Banjun Yang. “We intend to build on Suzhou Boai’s current customer base as well as widen our market penetration in China.”

The acquisition of Suzhou Boai is the first step of Sinobiomed’s expansion strategy. The Company intends to acquire another distributor in northern China, as well as target pharmaceutical companies with manufacturing capability and existing product lines for acquisition. Sinobiomed’s near-term objective is to develop a large-scale, highly profitable integrated pharmaceutical enterprise that develops, manufactures and distributes a broad range of market-driven products that leverage its innovative biotechnology patents and processes.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and market ready, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.